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                                                                     EXHIBIT 4.7

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                                 S1 CORPORATION


                  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on August 6, 2001, by the Board of Directors (the "Board") of S1 CORPORATION, a Delaware corporation (the "Corporation") acting pursuant to the authority conferred upon the Board in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware (the "DGCL"):

                  RESOLVED, that pursuant to authority expressly granted to, and vested in, the Board by the provisions of the amended and restated certificate of incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created a Series E Preferred Stock, as set forth below in this Certificate of Designations.

                  SERIES E CONVERTIBLE PREFERRED STOCK

                  The Corporation is hereby authorized to issue 649,180 shares of preferred stock, authorized pursuant to Section 4.3 of the Corporation's Certificate of Incorporation, as a series of preferred stock, which series shall be designated "Series E Convertible Preferred Stock" (hereinafter referred to as the "Series E Preferred Stock") and shall have the following rights and preferences:

                  1.       Dividends

                  The holders of record of shares (the "Holders") of the Series E Preferred Stock shall not have any preference with respect to dividends over the holders of the Common Stock, but shall participate fully and equally, on an as converted basis, with the Common Stock, with respect to the payment of any and all dividends or other distributions, whenever declared and whether paid or payable in cash, the capital stock of the Corporation, the capital stock of any other entity, or any other property.

                  2.       Voting

                  Except as otherwise provided herein or as required by law, the Series E Preferred Stock shall vote with the shares of the Common Stock and any other class of capital stock of the Corporation having similar voting rights


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(and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series E Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series E Preferred Stock are convertible pursuant to Section 3 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  3.       Conversion Rights

                  On the second anniversary of the Closing Date (as defined in the Agreement and Plan of Merger, dated as of August 6, 2001, by and among the Corporation, Sand Dollar Acquisition Corporation, Software Dynamics, Incorporated each share of Series E Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Corporation, pursuant to the following terms and conditions:

                           (a)      Initial Conversion Rate. Each share of
Series E Preferred Stock shall be convertible into one share of the Corporation's Common Stock (the "Initial Conversion Rate").

                           (b)      Adjustment. The Initial Conversion Rate
shall be adjusted from time to time, as set forth in subparagraphs (i)-(iii) below. As adjusted, the conversion rate shall be referred to as the "Effective Conversion Rate."

                                    (i)      If, at any time after the issuance
                  of any shares of Series E Preferred Stock, the Corporation pays or makes a dividend or other distribution on any class of capital stock of the Corporation in Common Stock of the Corporation, then the number of shares of Common Stock into which each share of Series E Preferred Stock may be converted shall be increased by multiplying such number by a fraction, the denominator of which is the number of shares of such Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator of which is the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                                    (ii)     If, at any time after the issuance
                  of any shares of Series E Preferred Stock, the outstanding shares of Common Stock of the Corporation are subdivided into a greater number of such shares, then


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                  the number of shares of Common Stock into which each share of
                  Series E Preferred Stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series E Preferred Stock, the outstanding shares of Common Stock of the Corporation are combined into a smaller number of such shares, then the number of shares of Common Stock into which each share of Series E Preferred Stock may be converted shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                                    (iii)    The reclassification (including any
                  reclassification upon a merger in which the Corporation is the continuing corporation) of the Common Stock of the Corporation into securities, including other than shares of such Common Stock, shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of the Common Stock of the Corporation outstanding immediately prior to such reclassification into the number of shares of such Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, within the meaning of subparagraph (ii) above.

                                    (iv)     In each case of an adjustment or
                  readjustment of the Initial Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series E Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Initial Conversion Rate in effect before and after such adjustment,
                  (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred Stock.


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                  4.       Liquidation

                  In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of Series E Preferred Stock shall be entitled to share ratably, without distinction as to class, in all of the assets of the Corporation available for distribution to holders of Common Stock, upon the basis of the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series E Preferred Stock are convertible pursuant to Section 3 above immediately prior to such liquidation, dissolution, or winding up of the Corporation.

                  5.       Reservation of Common Stock

                  So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall maintain a sufficient number of authorized but unissued shares of Common Stock to provide for the conversion of all outstanding shares of Series E Preferred Stock into shares of Common Stock.

                            [SIGNATURE ON NEXT PAGE]


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                  IN WITNESS WHEREOF, S1 CORPORATION has caused this Certificate of Designations to be made under the seal of the Corporation and signed by its duly authorized officer this 19th day of September, 2001.



                             S1 CORPORATION



                             By: /s/ Richard P. Dobb
                                 -----------------------------------------------
                                 Name:  Richard P. Dobb
                                 Title: Vice President, General
                                        Counsel and Secretary


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